CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Forms S-3 No. 333-74473-01 of FINOVA Capital Corporation (a subsidiary of The FINOVA Group Inc.) of our report dated January 19, 2000, with respect to the consolidated financial statements of FINOVA Capital Corporation included and incorporated by reference in this Annual Report Form 10-K for the year ended December 31, 1999.

March 8, 2000
/s/ Ernst & Young LLP
Phoenix, Arizona